Exhibit 99.1

Independent Auditors' Report

The Board of Directors
GXS Group, Inc.:

We have audited the accompanying consolidated financial statements of GXS Group, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of GXS Group, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
McLean, Virginia
April 2, 2014

GXS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$52,924	$35,030
Receivables, net	90,598	99,094
Prepaid expenses and other assets	29,293	28,326
Total current assets	172,815	162,450
Property and equipment, net	112,623	109,307
Goodwill	268,849	269,046
Intangible assets, net	82,387	100,838
Deferred financing costs	6,589	11,113
Other assets	23,377	20,103
Total Assets	$666,640	$672,857
Liabilities and Stockholders' Deficit
Current liabilities:
Trade payables	15,358	20,025
Deferred income	41,958	41,492
Accrued expenses and other current liabilities	48,949	47,779
Total current liabilities	106,265	109,296
Long-term debt	846,929	834,506
Deferred income tax liabilities	13,466	10,753
Other liabilities	75,372	56,541
Total liabilities	1,042,032	1,011,096
GXS Group, Inc. stockholders' deficit:
Series A preferred stock $0.001 par value, 2,005,000 shares authorized, 1,999,770 shares issued and outstanding	2	2
Common stock $0.001 par value, 300,000,000 shares authorized, 105,158,721 shares issued and outstanding	105	105
Additional paid-in capital	441,841	428,632
Accumulated deficit	(807,098)	(757,242)
Accumulated other comprehensive loss	(10,594)	(10,082)
Total GXS Group, Inc. stockholders' deficit	(375,744)	(338,585)
Non-controlling interest	352	346
Total stockholders' deficit	(375,392)	(338,239)
Total Liabilities and Stockholders' Deficit	$666,640	$672,857

See accompanying notes to consolidated financial statements

GXS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2013	2012	2011

Revenues	$485,685	$487,524	$479,887
Costs and operating expenses:
Cost of revenues	264,077	267,870	257,659
Sales and marketing	71,191	69,663	65,860
General and administrative	78,220	66,479	65,851
Operating income	72,197	83,512	90,517
Other income (expense):
Interest expense, net	(95,143)	(92,608)	(89,682)
Other income (expense), net	(4,559)	(5,129)	(2,237)
Loss before income taxes	(27,505)	(14,225)	(1,402)
Income tax expense	10,576	3,883	6,784
Net loss	(38,081)	(18,108)	(8,186)
Less: Net income attributable to non-controlling interest	6	64	25
Net loss attributable to GXS Group, Inc.	$(38,087)	$(18,172)	$(8,211)
Accretion of Series A preferred share dividends	(11,769)	(11,222)	(10,656)
Net loss attributable to GXS Group, Inc. common stockholders	$(49,856)	$(29,394)	$(18,867)

See accompanying notes to consolidated financial statements

GXS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Year Ended December 31,
	2013	2012	2011

Net loss	$(38,081)	$(18,108)	$(8,186)
Other comprehensive income (loss), net of taxes:
Adjustments to pension liabilities, net of taxes	(752)	(6,327)	1,831
Foreign currency translation adjustments	240	2,453	358
Other comprehensive income (loss), net of taxes	(512)	(3,874)	2,189
Comprehensive loss	(38,593)	(21,982)	(5,997)
Less: Comprehensive income attributable to non-controlling interest	6	64	25
Comprehensive loss attributable to GXS Group, Inc.	$(38,599)	$(22,046)	$(6,022)

See accompanying notes to consolidated financial statements

GXS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders' Deficit
Years Ended December 31, 2013, 2012 and 2011
(In thousands)

	Series A preferred stock	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Non-Controlling interest	Total

Balance at December 31, 2010	$2	$105	$404,694	$(708,981)	$(8,397)	$257	$(312,320)
Net income (loss)	—	––	––	(8,211)	––	25	(8,186)
Stock compensation expense	—	––	733	––	––	––	733
Accretion of Series A preferred stock dividends	—		10,656	(10,656)	––	––	—
Foreign currency translation adjustments	—	––	––	––	358	––	358
Contribution by GXS Group, Inc.	—	––	420	––	––	––	420
Unrecognized actuarial gains and prior service costs related to defined benefit pension plans	—	––	––	––	1,831	––	1,831
Balance at December 31, 2011	2	105	416,503	(727,848)	(6,208)	282	(317,164)
Net income (loss)	—	––	––	(18,172)	––	64	(18,108)
Stock compensation expense	—	––	907	––	––	––	907
Accretion of Series A preferred stock dividends	—		11,222	(11,222)	––	––	—
Foreign currency translation adjustments	—	––	––	––	2,453	––	2,453
Unrecognized actuarial losses and prior service costs related to defined benefit pension plans	—	––	––	––	(6,327)	––	(6,327)
Balance at December 31, 2012	2	105	428,632	(757,242)	(10,082)	346	(338,239)
Net income (loss)	—	––	––	(38,087)	––	6	(38,081)
Stock compensation expense	—	––	1,440	––	––	––	1,440
Accretion of Series A preferred stock dividends	—		11,769	(11,769)	––	––	—
Foreign currency translation adjustments	—	––	––	––	240	––	240
Unrecognized actuarial losses and prior service costs related to defined benefit pension plans	—	––	––	––	(752)	––	(752)
Balance at December 31, 2013	$2	$105	$441,841	$(807,098)	$(10,594)	$352	$(375,392)

See accompanying notes to consolidated financial statements

GXS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(38,081)	$(18,108)	$(8,186)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55,958	56,485	55,680
Deferred income taxes	928	1,109	3,639
“Paid-in-kind” interest expense	9,100	7,934	6,901
Amortization of deferred financing costs and debt discount	8,603	8,105	7,467
Unrealized gain on interest rate swap	—	—	(2,365)
Settlement of interest rate swap	—	—	(2,318)
Stock compensation expense	1,440	907	733
Changes in operating assets and liabilities, net of effect of business acquisitions:
(Increase) decrease in receivables	8,496	7,705	(8,717)
(Increase) decrease in prepaid expenses and other assets	(2,457)	3,195	(9,449)
Increase (decrease) in trade payables	(3,446)	(550)	4,807
Increase (decrease) in deferred income	466	(5,130)	2,999
Increase (decrease) in accrued expenses and other liabilities	19,245	8,095	(8,637)
Other	2,381	(3,130)	3,094
Net cash provided by operating activities	62,633	66,617	45,648
Cash flows from investing activities:
Purchases of property and equipment (including capitalized interest)	(43,120)	(40,767)	(42,782)
Business acquisitions, net of cash acquired ($4 in 2011)	—	—	(1,125)
Net cash used in investing activities	(43,120)	(40,767)	(43,907)
Cash flows from financing activities:
Borrowings under revolving credit facility	—	20,000	50,000
Repayments under revolving credit facility	—	(23,000)	(55,000)
Payment of financing costs	—	(421)	(2)
Net cash used in financing activities	—	(3,421)	(5,002)
Effect of exchange rate changes on cash	(1,619)	(367)	(97)
Increase (decrease) in cash and cash equivalents	17,894	22,062	(3,358)
Cash and cash equivalents, beginning of year	35,030	12,968	16,326
Cash and cash equivalents, end of year	$52,924	$35,030	$12,968
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$77,367	$77,636	$78,012
Cash paid for interest rate swap	$—	$—	$4,683
Cash paid for income taxes	$2,572	$3,216	$3,129
Noncash investing and financing activities:
Fair value of equity securities issued in business acquisitions	$—	$—	$420
Accretion of dividends on Series A preferred shares	$11,769	$11,222	$10,656
See accompanying notes to consolidated financial statements

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(1)	Business and Basis of Presentation
GXS Group, Inc. and its subsidiaries (GXS or GXS Group or the Company) is a leading global provider of business-to-business (B2B) cloud integration services and solutions that simplify and enhance business process integration, data quality and compliance, and collaboration among businesses. The Company’s services and solutions enable customers to manage and improve mission critical supply chain functions, securely process financial transactions related to the exchange of goods and services, and automate and control other critical cross-enterprise business processes. By utilizing these services and solutions the Company’s customers realize a number of key benefits such as lower total cost of ownership, accelerated time to market and enhanced reliability and security. Customers and their trading partners do business together primarily via GXS Trading Grid®, a multi-tenant integration cloud platform. The Company’s Managed Services provides hosted services to customers on an outsourced basis, primarily on GXS Trading Grid®.
The Company is the direct parent company of GXS Holdings, Inc. (GXS Holdings), which is the parent company of GXS Worldwide, Inc. (GXS Worldwide) and its subsidiaries. The majority of the Company’s results of operations are recorded in the consolidated results of GXS Worldwide. GXS Holdings has no operations other than issuing and being obligated for certain subordinated notes due in 2017.
On January 16, 2014, the Company merged with Ocelot Merger Sub, Inc. (Merger Sub), a Delaware corporation and a wholly-owned subsidiary of Open Text Corporation (OpenText), a Canadian corporation, with GXS surviving the merger as a wholly-owned subsidiary of OpenText, pursuant to the Agreement and Plan of Merger, dated as of November 4, 2013 (the Merger Agreement), by and between OpenText, Merger Sub, GXS and Global Acquisition LLC, solely in its capacity as the GXS stockholders’ representative.
OpenText paid $1,065,000 in cash consideration (of which approximately $888,000 was used to repay outstanding indebtedness of GXS and approximately $29,000 to pay certain GXS transaction and other related costs), approximately $54,000 for the working capital of the business, and approximately $11,000 of fees associated with certain transaction-related liabilities recorded by GXS. Of this cash consideration, $60,000 is subject to customary escrow terms and conditions for a period of time post-closing. Pursuant to the Merger Agreement, OpenText also agreed to issue to the GXS preferred stockholders that were verified as “accredited investors” under the Securities Act of 1933, as amended, an aggregate of $100,000 worth of OpenText common shares based on an average trading-price as defined in the Merger Agreement. Given the calculated trading-price average, the OpenText common shares were issued based on a deemed price of $77.07 per share, resulting in the issuance of 1,297,521 shares, or approximately 2.2% of OpenText’s outstanding shares as of January 15, 2014. The aggregate value of these common shares, based on the closing share price as traded on NASDAQ on January 16, 2014, was approximately $117,000. The sources of OpenText funds used in connection with the cash portion of the merger consideration included $265,000 of cash on hand and $800,000 borrowed under a term loan facility.
A portion of the cash consideration was used to repay or redeem, and thereupon terminate, satisfy and/or discharge, GXS indebtedness as more fully described in Note 10, including under (i) the 9.75% GXS Worldwide Secured Notes due in 2015; and (ii) the GXS Holdings Subordinated Notes due in 2017. In addition, the Credit and Guaranty Agreement, dated as of December 23, 2009, as amended, was terminated upon cash collateralization of the approximately $11,000 of letters of credit outstanding thereunder.

(2)	Summary of Significant Accounting Policies

(a)	Consolidation
The consolidated financial statements represent the consolidation of all companies in which the Company directly or indirectly has a majority ownership interest and controls the operations. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in companies in which the Company has an ownership interest of 50 percent or less but can exercise significant influence over the investee’s operations and policies are accounted for under the equity method of accounting. The Company uses the cost method to account for investments where it holds less than a 20 percent ownership interest and where it cannot exercise significant influence over the investee’s operations and policies. At the end of each reporting period, the Company assesses the fair value of its investments to determine if any impairment has occurred. To the extent the Company’s carrying value exceeds the estimated fair value and the loss is considered to be other than a temporary decline, the Company records an impairment charge.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(b)	Acquisition Accounting
Acquisitions are accounted for using the purchase method of accounting prescribed in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805 - Business Combinations. Under this standard, assets and liabilities acquired are recorded at their fair values on the date of acquisition. Certain long-lived assets recorded at their fair values including property and equipment, trade names, customer contracts and relationships or other identifiable intangible assets will result in additional depreciation and amortization expense after the acquisition. The amount of depreciation and amortization will be based upon the assets’ fair values at the applicable date of acquisition and the estimated useful lives of the respective assets. Following the acquisition, revenue and operating income are typically affected by a reduction of deferred revenue over its remaining term to reflect the Company’s estimated fair value of the obligation, which represents an amount equivalent to estimated cost plus an appropriate profit margin to perform the service.

(c)	Foreign Currency
The financial statements of most subsidiaries located outside of the United States (U.S.) are measured using the local currency as the functional currency. Assets and liabilities are translated into U.S. dollars at rates of exchange that approximate those at the balance sheet date. Income and expense items are translated into U.S. dollars at average monthly rates of exchange. The resulting translation gains and losses are included as a separate component of “accumulated other comprehensive loss” included in stockholder’s deficit. Gains and losses from transactions in foreign currency are included in the consolidated statements of operations within “other income (expense), net.”

(d)	Cash and Cash Equivalents
The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of overnight interest bearing deposits.

(e)	Revenue Recognition
The Company has various service lines, specifically including: Messaging Services, Managed Services, B2B Software Services, Data Synchronization, and Custom Outsourcing Services. The Company’s service lines generate revenues from three principal sources, as described in detail below. Regardless of the service line or source, the Company records revenues net of any taxes (e.g., sales, local, value-added) that are collected from customers and remitted to governmental authorities.
Transaction Processing — The Company earns recurring transaction processing revenue from facilitating the exchange of business documents among its customers’ computer systems and those of their trading partners. Revenue on contracts with monthly, quarterly or annual minimum transaction levels are recognized based on the greater of actual transactions or the specified contract minimum amounts.
Professional Services — The Company earns professional services revenue pursuant to either fixed-fee or time and material contracts and in most instances revenue is recognized as the related services are provided, except when such services are associated with a new project implementation, in which case the associated revenue is deferred over the estimated customer life which approximates the initial contract term.
Software Licensing and Maintenance — The Company earns revenue from the licensing of software applications that facilitate and automate the exchange of information among disparate business systems and applications. Such revenue is recognized when the license agreement is signed, the license fee is fixed and determinable, delivery has occurred, and collection is considered probable. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the related maintenance period, which is typically one year.
In accordance with the provisions of Accounting Standards Update (ASU) 2009-13 – Revenue Arrangements with Multiple Deliverables, the Company allocates the overall arrangement consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor specific objective evidence (VSOE) or other third-party evidence of the selling price. For non-software arrangements with more than one element of revenue with stand-alone value, the Company allocates revenue to each component based on VSOE, third party evidence of selling price when available, or estimated selling price. VSOE for software maintenance is based on contractual renewal rates. Professional services are separately priced and are based on standard hourly rates determined by the nature of the service and the experience of the professional performing the service.
In certain managed services arrangements, the Company sells transaction processing along with implementation and start-up services. The implementation and start-up services typically do not have stand-alone value and, therefore, they do not qualify as

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

separate units of accounting and are not separated. The Company believes these services do not have stand-alone value as the customer generally only receives value from these services in conjunction with the use of the related transaction processing service, the Company does not generally sell such services separately, and the output of such services cannot be re-sold by the customer. Revenues related to implementation and start-up services are recognized over the estimated customer life which, based on the Company’s current estimate, approximates the term of the related transaction processing arrangement. In some arrangements, the Company also sells professional services which do have stand-alone value and can be separated from other elements in the arrangement. The revenue related to these services is recognized as the service is performed.
The Company defers all direct and relevant costs associated with implementation of long-term customer contracts to the extent such costs can be recovered through guaranteed contract revenues. The unamortized balance of these costs as of December 31, 2013 and 2012 was $31,180 and $28,681, respectively, and are recorded in either “prepaid expenses and other assets” (see Note 4) or “other assets” (see Note 7) in the consolidated balance sheets, depending on the remaining duration of the underlying contracts.

(f)	Receivables and Concentration of Credit Risk
The Company provides products and services and extends credit to numerous customers in the B2B e-commerce and cloud integration service markets. To the extent that the credit quality of customers deteriorates, the Company may have exposure to credit losses. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses.
The Company’s allowance for doubtful accounts is determined through specific identification of customers known to be doubtful of collection and an overall evaluation of the aging of its accounts receivable. The Company considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, historical credits issued, the demand and acceptance of its products and services, the customer’s payment history, and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. The Company believes it has adequate allowances to cover its exposure to potential uncollectible amounts and credits.

(g)	Property and Equipment
Property and equipment are stated at cost. Depreciation on computer equipment and software is calculated on straight-line and accelerated methods over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Property and equipment includes costs related to the development of internal-use software.

(h)	Capitalized Software Costs
The Company capitalizes software development costs in accordance with FASB ASC 350-40 – Accounting for the Costs of Computer Software Developed or Obtained for Internal-Use. The Company begins to capitalize costs for software to be used internally when it enters the application development stage. This occurs when the Company completes the preliminary project stage, management authorizes and commits to funding the project, and it is feasible that the project will be completed and the software will perform the intended function. The Company stops capitalizing costs related to a software project when it enters the post implementation and operation stage. If different determinations are made with respect to the state of development that a software project had achieved, then the amount capitalized and the amount charged to expense for that project could differ materially.
Costs capitalized during the application development stage consist of payroll and related costs for employees who are directly associated with, and who devote time directly to, a project to develop software for internal-use. The Company also capitalizes the direct costs of materials and services, which generally includes outside contractors, and interest. The Company does not capitalize any general and administrative or overhead costs or costs incurred during the application development stage related to training or data conversion costs. Costs related to upgrades and enhancements to internal-use software, if those upgrades and enhancements result in additional functionality, are capitalized. If upgrades and enhancements do not result in additional functionality, those costs are expensed as incurred. If different determinations are made with respect to whether upgrades or enhancements to software projects would result in additional functionality, then the amount capitalized and the amount charged to expense for that project could differ materially.
The Company begins to amortize capitalized costs with respect to development projects for internal-use software when the software is ready for use. The capitalized software development costs are generally amortized using the straight-line method over a five-year period. In determining and reassessing the estimated useful life over which the cost incurred for the software should be amortized, the Company considers the effects of obsolescence, technology, competition and other economic factors. If

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

different determinations are made with respect to the estimated useful lives of the software, the amount of amortization charged in a particular period could differ materially.
During the years ended December 31, 2013, 2012 and 2011, the Company capitalized costs related to the development of internal-use software of $29,332, $25,430 and $24,900, respectively. Such amounts include capitalized interest of $1,552, $994 and $1,323 for the years ended December 31, 2013, 2012 and 2011, respectively.
In accordance with FASB ASC 985-20 – Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, the Company expenses costs incurred in the development of software sold externally or developed for license to customers until technological feasibility has been established under the working model method. The Company does not capitalize costs since there is generally a short period of time between the date technological feasibility is achieved and the date when the product is available for general release to customers, thus any costs incurred have not been material to date.

(i)	Goodwill
As of December 31, 2013 and 2012, the Company had goodwill in the amount of $268,849 and $269,046, respectively. The Company tests goodwill and intangible assets with indefinite useful lives for impairment at least annually (as of December 31), or whenever there is a change in events or circumstances which may indicate impairment. In accordance with ASU 2011-08 - Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment, the Company first assesses various qualitative factors (as described in the guidance) to determine whether it is necessary to perform a quantitative goodwill impairment test. Should it be necessary to perform the two-step quantitative goodwill impairment test, the Company first compares the carrying value of the reporting unit which holds the goodwill with the fair value of the reporting unit. If the carrying value is less than the fair value, there is no impairment. If the carrying value exceeds the fair value of the reporting unit, an additional test is performed to measure the impairment loss.
As of December 31, 2013 and 2012, the Company completed the required impairment testing and determined that goodwill was not impaired. The Company’s assessment and impairment test are based on a single operating segment and reporting unit structure. The fair value of the reporting unit exceeded the carrying value at December 31, 2013 and 2012, respectively.

(j)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of
The Company reviews long-lived assets and identifiable intangibles for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset is not deemed to be recoverable, the impairment to be recognized is the extent by which the carrying amount of the asset exceeds the fair value of the asset less selling costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

(k)	Restructuring
The Company calculates any facility-related costs included in restructuring charges by discounting the net future cash obligation of the existing leases less anticipated rental receipts to be received from existing and potential subleases. This requires judgment about the length of time the space will remain vacant, anticipated cost escalators and operating costs associated with the leases, the market rate at which the space will be subleased, and broker fees or other costs necessary to market the space. These judgments are based upon independent market analysis and assessment from experienced real estate advisors. Most of the Company’s vacant space has been sublet with the long-term sublease of the Company’s former corporate headquarters that commenced in 2009. If the Company were to make different determinations with respect to these factors, the amounts of restructuring charges could differ materially.
Restructuring charges also include severance expense (payroll and direct benefits) provided to employees who are involuntarily terminated under the terms of a severance arrangement that has been approved by management, has been communicated to the affected employees, and is not an ongoing benefit arrangement or an individual deferred compensation contract. The Company recognizes the severance liability when all conditions for earning the severance amounts have been fulfilled.
Restructuring charges are reflected within “general and administrative” expenses in the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011, respectively.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(l)	Contingencies
The Company periodically records the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called contingencies, and the accounting for these events is prescribed by FASB ASC 450 – Accounting for Contingencies. This standard defines a contingency as an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur. Contingent losses must be accrued if:

•	information is available that indicates it is probable that the loss has been incurred, given the likelihood of the uncertain future events; and

•	the amount of the loss can be reasonably estimated.
The accrual of a contingency involves considerable judgment on the part of management. Legal proceedings have elements of uncertainty, and in order to determine the amount of accrued liabilities required, if any, the Company assesses the likelihood of any adverse judgments or outcomes to pending and threatened legal matters, as well as the best estimate of or potential ranges of amounts of probable losses. The Company uses internal expertise and outside advisors, as necessary, to help estimate the probability that a loss has been incurred and the amount or range of the loss. A determination of the amount of accrued liabilities required for these contingencies is made after an analysis of each individual issue has been completed. The required accrued liabilities may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy.

(m)	Comprehensive Loss
Comprehensive loss consists of net loss adjusted for increases and decreases affecting “accumulated other comprehensive loss” in stockholders' deficit that are excluded from the determination of net loss and is presented net of tax, which was immaterial for the periods presented.
Accumulated other comprehensive loss was comprised of the following as of December 31:

	2013	2012
Additional minimum pension liability, net of tax	$(7,540)	$(6,788)
Foreign currency translation adjustments	(3,054)	(3,294)
Accumulated other comprehensive loss	$(10,594)	$(10,082)
During the year ended December 31, 2013, approximately $164 that was previously recognized in “accumulated other comprehensive loss”, relating to a defined benefit pension plan actuarial loss, has been amortized and is now recorded in “general and administrative” expenses in the consolidated statement of operations. There were no reclassifications out of “accumulated other comprehensive loss” that impacted net loss during the years ended December 31, 2012 and 2011.

(n)	Research and Development
Research and development costs are expensed as incurred. Research and development costs are reflected within “cost of revenues” in the consolidated statements of operations and amounted to $11,657, $11,838 and $14,436 for the years ended December 31, 2013, 2012 and 2011, respectively.

(o)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates at the time they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax liabilities are recorded for the impact of positions taken on income tax returns which management believes are not more likely than not to be sustained on tax audit. Interest expense accrued on such unrecognized tax benefits and income tax penalties are recognized through income tax expense.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(p)	Derivative Instruments
Derivative instruments are recognized in the consolidated balance sheets at their fair value and changes in the fair value are recognized in income, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of any changes in fair value is recorded temporarily in equity, and then recognized in income along with the related effects of the hedged items. Any ineffective portion of hedges is reported in income as it occurs.
The Company had no derivative instruments recognized during the years ended December 31, 2013 and 2012. The Company considered the interest rate swap, which expired and was settled on April 26, 2011, to be included within Level 2 of the fair value hierarchy established by U.S. GAAP, as its fair value was measured primarily utilizing observable market-based inputs.

(q)	Fair Value of Financial Instruments
The Company’s financial instruments consist principally of receivables and long-term debt. Generally, the carrying amounts of current assets and liabilities approximate fair value because of the short-term maturity of these instruments. At December 31, 2013 and 2012, the portion of the Company’s long-term debt related to the GXS Worldwide Senior Secured Notes was valued at 103.13% and 104.75% of its face value, respectively, so the Company considered the fair value to be $809,571 and $822,288 at those dates, respectively. The Company considered the GXS Worldwide Senior Secured Notes to be included within Level 2 of the fair value hierarchy established by U.S. GAAP, as its fair value is measured primarily utilizing observable market-based inputs, such as quotes of recent market trades of its debt.
At December 31, 2013 and 2012, the portion of the Company’s long-term debt related to the GXS Holdings Subordinated Notes was valued at $71,668 and $63,279, or 105.42% and 106.94% of its face value, respectively. The Company considered the GXS Holdings Subordinated Notes to be included within Level 3 of the fair value hierarchy established by U.S. GAAP as they were measured using unobservable inputs that required a high level of judgment to determine fair value. Assumptions used to determine the fair value of the GXS Holdings Subordinated Notes included market comparisons to similar instruments and a discounted cash flow analysis using appropriate current discount rates at December 31, 2013 and 2012, respectively.

(r)	Stock Option Plans
As discussed in Note 16, the GXS Holdings, Inc. Stock Incentive Plan (Holdings Plan) provided for the grant of stock options and certain other types of stock-based compensation awards to employees, directors and consultants of the Company. The Holdings Plan provided for the grant of awards to acquire up to 18,836,364 shares of GXS Holdings common stock. Effective with the Company’s acquisition of Inovis International Inc. (the Inovis Merger) in June 2010, shares reserved and granted under the Holdings Plan were subject to a conversion into shares and grants in GXS Group at a conversion rate of approximately 18 to 1 and remain outstanding with their existing vesting schedules, expiration dates and subject to other terms of the Holdings Plan, which GXS Group assumed upon the Inovis Merger. The conversion reduced the total authorized number of Holdings Plan options that could be awarded from 18,836,364 shares to 1,055,255 shares. However, no additional award grants will be made from this plan; therefore the maximum number of plan options in the pool will equal the number of options outstanding at the end of a measurement period.
Following the Inovis Merger, the Company established the 2010 GXS Group, Inc. Long-Term Incentive Plan (Group LTIP) in July 2010 that provides for the grant of stock options and certain other types of stock-based compensation awards to employees, directors and consultants of the Company. The Group LTIP, as last amended in May 2013, provides for the grant of up to 23,700,000 shares of GXS Group common stock. Subsequent to July 2010, all of the Company’s stock option awards were granted through the Group LTIP.
Compensation costs relating to share-based payment transactions are recognized as an operating expense in the consolidated statements of operations over the applicable service period based upon the fair value of the award at the grant date. Fair value is determined in accordance with FASB ASC Topic 718 - Accounting for Stock Options and Other Stock-Based Compensation.

(s)	Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported and related disclosures. Additionally, estimates were used when recording the fair value of assets acquired and liabilities assumed in acquisitions. Estimates, by their nature, are based on judgment and available information. Actual results could differ materially from those estimates.
Significant estimates used in preparing the consolidated financial statements include: recovery of long-lived assets; useful lives of long-lived assets and amortizable intangible assets; valuation of goodwill, deferred tax assets and receivables; and

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

determination of amounts of cost deferrals, tax reserves, deferred tax assets and liabilities, accrued liabilities, and pension liabilities. In addition, estimates are required to recognize revenue arrangements with multiple deliverables or software, and to assess the stage at which software development costs should be capitalized.

(t)	Recently Released Accounting Standards
In February 2013, the FASB issued ASU 2013-02 - Comprehensive Income (Topic 220): Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02). This ASU requires an entity to provide additional details regarding any amounts reclassified out of “accumulated other comprehensive income” by component, and present, either on the face of the statement where net income (loss) is presented, or in the notes, significant amounts reclassified out of “accumulated other comprehensive income” by the respective line items of net income (loss). For public entities, the ASU is effective prospectively for reporting periods after December 15, 2012. The Company has adopted ASU 2013-02 and its adoption had no significant impact on the Company's consolidated financial statements presentation.

(3)	Revenue and Receivables
The Company operates as a single operating segment and provides products and services to its customers around the world directly, through its foreign subsidiaries, and indirectly through resellers.
No single customer contributed more than 10% of revenues for the years ended December 31, 2013, 2012 or 2011.
As of December 31, 2013, the Company had operations in 20 countries. Revenues generated by the Company’s foreign subsidiaries were $190,609, $195,940 and $199,022 for the years ended December 31, 2013, 2012 and 2011, respectively. Of such amounts, the Company’s subsidiary in the United Kingdom (U.K.) generated revenues of approximately $50,242 for the year ended December 31, 2013 and $52,105 in each of the years ended December 31, 2012 and 2011, respectively. No other foreign country generated more than 10% of the Company’s revenues.
Receivables, net were comprised of the following as of December 31:

	2013	2012
Trade accounts receivable	$92,278	$99,575
Unbilled trade receivables	7,782	8,407
Other receivables	4,584	6,150
Subtotal	104,644	114,132
Less: allowance for doubtful accounts	(14,046)	(15,038)
Total receivables, net	$90,598	$99,094
Unbilled trade receivables represent amounts earned and accrued as receivables from customers prior to the end of the period. Unbilled trade receivables are expected to be billed and collected within twelve months of the respective balance sheet date. Other receivables include various value added tax receivables.
Trade receivables from customers in foreign countries were $41,183 and $42,636 at December 31, 2013 and 2012, respectively.

(4)	Prepaid Expenses and Other Assets
Prepaid expenses and other assets (a current asset) were comprised of the following as of December 31:

	2013	2012
Deferred direct and relevant costs on implementations of contracts, current	$12,619	$11,707
Prepaid expenses	8,534	10,083
Deferred income tax assets, current	6,710	4,925
Other	1,430	1,611
Total	$29,293	$28,326

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(5)	Property and Equipment
Property and equipment, net were comprised of the following as of December 31:

	2013	2012
Computer software	$363,908	$347,893
Computer equipment and furniture	174,153	208,958
Leasehold improvements	12,801	13,832
Gross property and equipment	550,862	570,683
Less: accumulated depreciation and amortization	(438,239)	(461,376)
Property and equipment, net	$112,623	$109,307
Depreciation and amortization expense related to property and equipment was $37,638, $36,983 and $34,550 for the years ended December 31, 2013, 2012 and 2011, respectively.
The net carrying value of the property and equipment held outside the U.S. at December 31, 2013 and 2012 was $10,833 and $12,992, respectively.

(6)	Goodwill and Other Acquired Intangible Assets
The following represents a summary of changes in goodwill for the years ended December 31:

	2013	2012
Balance at beginning of the year	$269,046	$268,767
Foreign currency translation	(197)	279
Balance at end of the year	$268,849	$269,046
Other acquired intangible assets were comprised of the following as of December 31:

2013	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangible assets:
Customer relationships	$219,950	$(151,246)	$68,704
Product technology	18,542	(7,516)	11,026
Trade names and trademarks	4,368	(3,119)	1,249
Other acquired intangible assets	3,127	(3,127)	––
Subtotal	245,987	(165,008)	80,979
Non-amortizable intangible assets:
Trade names and trademarks	1,408	––	1,408
Total	$247,395	$(165,008)	$82,387

2012	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangible assets:
Customer relationships	$220,583	$(136,802)	$83,781
Product technology	18,503	(5,392)	13,111
Trade names and trademarks	4,368	(2,246)	2,122
Other acquired intangible assets	3,294	(3,022)	272
Subtotal	246,748	(147,462)	99,286
Non-amortizable intangible assets:
Trade names and trademarks	1,552	––	1,552
Total	$248,300	$(147,462)	$100,838

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The gross carrying amounts of certain intangible assets are impacted by certain balances being denominated in foreign currencies. These balances are translated into U.S. dollars at exchange rates that approximate those at the balance sheet date.
Intangible assets, except for those with an indefinite life (certain trade names and trademarks), are amortized over their estimated useful lives using a method that reflects the pattern in which the economic benefits of the intangible assets are expected to be consumed or on a straight-line basis. Amortization expense related to intangible assets was $18,320, $19,502 and $21,130 for the years ended December 31, 2013, 2012 and 2011, respectively.
Estimated amortization expense of the intangible assets for each of the following five years ending December 31, and in aggregate beyond five years, is as follows:

Year	Amount
2014	$15,931
2015	14,260
2016	12,781
2017	11,969
2018	11,245
2019 and beyond	14,793
Total	$80,979

(7)	Other Assets
Other assets (a non-current asset) were comprised of the following as of December 31:

	2013	2012
Deferred direct and relevant costs on implementations of long-term contracts, net	$18,561	$16,974
Refundable deposits	1,646	1,914
Other	3,170	1,215
Total	$23,377	$20,103

(8)	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities were comprised of the following as of December 31:

	2013	2012
Employee compensation and benefits	$21,548	$21,856
Other non-income taxes accrued	6,158	8,191
Accrued interest	5,430	5,152
Rebates due on 2008 acquisition of Interchange Serviços S.A.	4,505	––
Restructuring	1,782	3,142
Other	9,526	9,438
Total	$48,949	$47,779

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(9)	Other Liabilities
Other liabilities (a non-current liability) were comprised of the following as of December 31:

	2013	2012
Pension and related benefits	$29,291	$26,650
Deferred income – non-current	14,922	13,120
Deferred rent – non-current	10,091	10,757
Rebates due on 2008 acquisition of Interchange Serviços S.A.	––	3,407
Restructuring – non-current	783	767
Other	20,285	1,840
Total	$75,372	$56,541
As of December 31, 2013, “Other” includes approximately $9,900 of accrued taxes, interest and penalties associated with a contingency which is further described in Note 17 and an accrual for uncertain tax positions of $8,548 which is further described in Note 12.

(10)	Debt
Debt was comprised of the following as of December 31:

	2013		2012
	Book Value	Fair Value	Book Value	Fair Value
GXS Holdings Subordinated Notes	$67,984	$71,668	$59,172	$63,279
GXS Worldwide Senior Secured Notes	785,000	809,571	785,000	822,288
Less: unamortized original issue discount	(6,055)	––	(9,666)	––
Total long-term debt	$846,929	$881,239	$834,506	$885,567
The Company had no outstanding borrowings on its revolving credit facility at December 31, 2013 and 2012, respectively. As described in Note 1, all of the Company’s debt was repaid on January 16, 2014 in connection with the Merger Agreement.
GXS Worldwide Senior Secured Notes
On December 23, 2009, GXS Worldwide issued $785,000 of senior secured notes (the GXS Worldwide Senior Secured Notes) with an original issue discount of $18,608. The GXS Worldwide Senior Secured Notes bear interest at an annual rate of 9.75%, with interest payable on June 15 and December 15 each year. The GXS Worldwide Senior Secured Notes mature on June 15, 2015 and are guaranteed on a senior secured basis by all of GXS Worldwide’s existing and future wholly-owned domestic subsidiaries and all other domestic subsidiaries that guarantee GXS Worldwide’s other indebtedness; and in certain circumstances are secured by an interest granted on substantially all of GXS Worldwide’s properties and assets. The GXS Worldwide Senior Secured Notes contain covenants that, among other things, restrict GXS Worldwide’s ability to pay dividends, redeem stock, make certain distributions, payments or investments, incur indebtedness, create liens on the collateral, merge, consolidate or sell assets, and enter into transactions with affiliates.
GXS Holdings Subordinated Notes
On October 5, 2007, GXS Holdings issued to a third party, $55,000 in subordinated notes due October 5, 2017 (the GXS Holdings Subordinated Notes). The notes bear interest at 14.2%, all payable in additional debt securities with the same terms and conditions as the subordinated notes, or in cash at the Company’s option. The entire proceeds from the GXS Holdings Subordinated Notes were used to fund a capital contribution to GXS Worldwide which was used, in part, to repay the debt which was refinanced in connection with the retirement and closing of GXS Worldwide’s previously outstanding credit facilities in December 2009.
GXS Worldwide used a portion of the proceeds from the GXS Worldwide Senior Secured Notes offering in December 2009 to repay $35,000 of the principal balance of the GXS Holdings Subordinated Notes and accrued paid-in-kind interest as of that date. As a result, as of December 31, 2013, $39,939 remained outstanding under the GXS Holdings Subordinated Notes without giving effect to the $28,045 of cumulative paid-in-kind interest credited to principal as of December 31, 2013.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The GXS Holdings Subordinated Notes contain covenants that, among other things, restrict GXS Holdings’ ability to pay dividends, redeem stock, make certain distributions, payments or investments, incur indebtedness, create liens on the collateral, merge, consolidate or sell assets, and enter into transactions with affiliates. At its option, GXS Holdings may redeem all, or a portion, of the GXS Holdings Subordinated Notes at a redemption price equal to 100% of the principal amount of the GXS Holdings Subordinated Notes, plus accrued and unpaid interest to the applicable redemption date.
Revolving Credit Facility
On December 23, 2009, GXS Worldwide entered into a Credit and Guaranty Agreement which provides it with a $50,000 revolving credit facility (the Revolver). The Revolver is guaranteed by the guarantors that guarantee the GXS Worldwide Senior Secured Notes and secured by collateral that secures the GXS Worldwide Senior Secured Notes. The Revolver is used by the Company to, among other things, fund its working capital needs, support its issued letters of credit and for general corporate purposes. The Company’s ability to borrow additional monies in the future under the Revolver is subject to certain conditions, including compliance with certain covenants.
On February 29, 2012, the Revolver was amended. As amended, the Revolver has the following key terms, among others: (i) an expiration date of March 15, 2015; (ii) at the Company’s option, an interest rate at 4.50% above the London Interbank Offered Rate (LIBOR), or a rate that is 3.50% above the administrative agent’s “base rate” per annum; (iii) an interest rate of 0.50% per annum on unused Revolver borrowing capacity; (iv) a minimum interest coverage ratio covenant, as defined in the Revolver, of 1.75; and (v) a maximum net leverage ratio covenant, as defined in the Revolver, of 5.75. No other covenants or conditions were changed by the amendment.
As of December 31, 2013, the Company had outstanding letters of credit of $10,939, no outstanding borrowings, and additional available borrowings of $39,061 under the Revolver. On January 1, 2014, one of the Company’s letters of credit was reduced by $722, which in turn reduced its total outstanding letters of credit to $10,217 and increased the available borrowings to $39,783 under the Revolver. Any outstanding borrowings against the Revolver shall be repaid in full on March 15, 2015 and the commitments shall terminate on that date. The Revolver requires GXS Worldwide to maintain certain financial and non-financial covenants. Non-compliance with any covenant specified in the Revolver would qualify as an event of default whereby the lenders would have rights to call all outstanding borrowings due and payable. At December 31, 2013, GXS Worldwide had an interest coverage ratio of 1.80 and a net leverage ratio of 5.32, both calculated as defined in the Revolver, and was in compliance with all of the Revolver’s financial and non-financial covenants. As described in Note 1, the Revolver was terminated on January 16, 2014 in connection with the Merger Agreement.
Other Information
As of December 31, 2013, the Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. There is no assurance that the foreign subsidiaries will generate sufficient cash flow or that the laws in foreign jurisdictions will not change to limit the Company’s ability to repatriate these cash flows or increase the tax burden on the collections. However, the Company has not had, nor does it have any knowledge of, any such limitations currently, nor in the near-term that could impact its ability to meet its operating requirements over the next twelve months.
Deferred financing costs are being amortized over the life of the applicable debt using the effective interest method. Amortization expense related to the deferred financing costs on the GXS Worldwide Senior Secured Notes and the Revolver was $4,498, $4,452 and $4,247 for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense related to the deferred financing costs on the GXS Holdings Subordinated Notes was $26 for each of the years ended December 31, 2013, 2012 and 2011, respectively.

(11)	Financial Instruments
Until April 2011, the Company had an interest rate swap agreement with a commercial bank with a notional amount of $255,000. The interest rate swap agreement expired on April 26, 2011 and was settled with a final payment of $2,318 having been made on that date. The change in fair value of the interest rate swap of $4,683 for the period from January 1, 2011 until the settlement and final payment in April 2011 was recorded as a reduction to interest expense for the year ended December 31, 2011.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(12)	Income Taxes
Domestic and foreign income (loss) before taxes for the years ended December 31 is as follows:

	2013	2012	2011
Domestic	$(36,757)	$(12,693)	$(9,336)
Foreign	9,252	(1,532)	7,934
Total loss before income taxes	$(27,505)	$(14,225)	$(1,402)
The following represents the components of the income tax expense for the years ended December 31:

	2013	2012	2011
Current income taxes:
Federal	$—	$—	$—
State	451	581	196
Foreign	9,197	2,193	2,949
	$9,648	$2,774	$3,145
Deferred income taxes (benefit):
Federal	599	623	587
State	69	122	(193)
Foreign	260	364	3,245
	928	1,109	3,639
Total income tax expense	$10,576	$3,883	$6,784
A reconciliation of the effective rate of the provision for income taxes to the statutory rate for the years ended December 31 is as follows:

	2013	2012	2011
Statutory U.S. Federal income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from:
State and local tax	2.9%	0.9%	(4.9)%
Foreign taxes, including results of examinations and carrybacks	(4.5)%	2.7%	62.6%
Foreign branch tax impact	23.5%	24.7%	199.5%
Changes in valuation allowance	(65.7)%	(79.2)%	(747.9)%
Change in tax reserve	(23.6)%	—	—
Foreign tax credit related to tax reserve	13.5%	—	—
Changes in statutory tax rates	(4.7)%	(0.7)%	33.0%
Net disallowed deductions	(11.2)%	(7.2)%	(106.5)%
Other	(3.7)%	(3.4)%	45.3%
Income tax expense rate	(38.5)%	(27.2)%	(483.9)%
Deferred income tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax bases and are stated at tax rates expected to be in effect when taxes are actually paid or recovered. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

	2013	2012
Deferred tax assets:
Accrued and other liabilities	$44,269	$31,474
Domestic net operating loss carryforwards	283,435	264,183
Foreign net operating loss carryforwards	21,732	25,607
Tax credit carryforwards	6,650	2,994
Unrealized loss on investment	3,698	1,164
Intangible assets and goodwill	65,834	84,789
Property and equipment	852	1,375
Other	6,887	6,786
Gross deferred tax assets	433,357	418,372
Valuation allowance	(370,668)	(352,600)
Net deferred tax assets	$62,689	$65,772
Deferred tax liabilities:
Property and equipment	$28,944	$24,315
Intangible assets	35,967	43,446
Undistributed earnings of foreign subsidiaries	4,534	3,839
Gross deferred tax liabilities	69,445	71,600
Net deferred tax (liabilities)	$(6,756)	$(5,828)
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. Management believes the Company will achieve profitable operations in future years that will enable the Company to recover the benefit of its net deferred tax assets. However, the Company presently does not have sufficient objective evidence to support management’s belief and, accordingly, has established a valuation allowance of $370,668 for its U.S. and certain foreign net deferred tax assets as required by U.S. GAAP. During the years ended December 31, 2013 and 2012, the Company changed its valuation allowance by increasing it $18,068 and $17,224, respectively. The recording of this valuation allowance does not affect the Company’s ability to utilize this asset should the Company generate future taxable income.
As of December 31, 2013, the Company has gross U.S. net operating loss carryforwards of approximately $639,615 for federal tax purposes which will expire between 2016 and 2031. The Company also has gross U.S. net operating loss carryforwards of approximately $89,898 acquired in prior business acquisitions which will expire between 2019 and 2031. Use of these acquired net operating loss carryforwards is subject to the ownership change provisions of the Internal Revenue Code. In addition, the Company has gross foreign net operating loss carryforwards of approximately $81,829 with varying expiration dates.
The Company has recognized a deferred tax liability of approximately $4,534 for the undistributed earnings of its foreign operations that arose in 2013 and prior years because management expects those unremitted earnings to be repatriated and become taxable to the Company in the foreseeable future.
At December 31, 2013, the Company had unrecognized tax benefits of $8,548 that, if recognized, would impact the effective tax rate. The Company did not record significant amounts of interest and penalties related to unrecognized tax benefits in 2013.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2013 is as follows:

Balance as of January 1, 2013	$2,293
Increases based on tax positions prior to 2013	6,611
Decreases based on tax positions prior to 2013	(356)
Unrecognized tax benefits as of December 31, 2013	$8,548

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

As of December 31, 2013, the Company has $8,548 of gross unrecognized tax benefits (including penalties and interest), compared to $2,293 as of December 31, 2012. Substantially all of the net increase of $6,255 in 2013 was related to a change in our estimate of the unrecognized tax benefits including interest and penalties associated with certain expenses recorded in a foreign subsidiary from 2009 through 2013.
The Company does not anticipate significant increases or decreases in its uncertain tax positions within the next twelve months. The Company recognizes penalties and interest relating to uncertain tax positions in the provision for income taxes.
The Company operates in various taxable jurisdictions throughout the world and its tax returns are subject to audit and review from time to time.  The Company considers the U.S. and the U.K. to be its most significant tax jurisdictions.  The Company’s subsidiaries in the U.S. have had operating losses each year since 2002.  The U.S. subsidiaries are subject to federal, state, and local examination for periods after December 31, 2010 for purposes of making an additional tax assessment and all of the tax periods are subject to examination for purposes of reducing the net operating losses carried to future years.  The Company’s subsidiaries in the U.K. are subject to examination for periods after December 31, 2011, except for GXS, Ltd., which is still subject to examination for the tax year ended December 31, 2011.

(13)	Lease and Other Commitments
The Company is a lessee under various non-cancellable operating lease arrangements for office space, equipment and automobiles having terms expiring on various dates.
As of December 31, 2013, the future minimum annual lease payments and future contractual sublease rentals are as follows:

Year(s)	Future Minimum Lease Payments	Future Contractual Sublease Rentals
2014	$15,005	$1,344
2015	10,251	—
2016	9,260	—
2017	6,664	—
2018	6,142	—
2019 and beyond	17,652	—
Total	$64,974	$1,344
Rent expense for operating leases was $15,269, $15,645 and $15,787 for the years ended December 31, 2013, 2012 and 2011, respectively.
The Company also has a multi-year commitment with a third-party provider for telecommunications network managed services. As of December 31, 2013, the future minimum annual commitment on the telecommunications network managed services agreement is $20,523 for the year ending December 31, 2014 only.

(14)	Restructuring Charges
During the past several years, the Company has undertaken a series of restructuring activities, which included closing or consolidating certain office facilities and terminating employees, in order to reduce expenses in response to changing business requirements. The restructuring charges reflect the total estimated net costs of these activities and current period adjustments of revised estimates associated with these restructuring plans. These charges are recorded within “general and administrative” expenses in the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011, respectively.
During the year ended December 31, 2011, the Company recorded restructuring charges of approximately $2,469, which included charges associated with the consolidation of office space at the former Inovis headquarters and termination of approximately 36 employees associated with the integration of the Inovis business. The Company also assumed $164 of obligations for restructuring activities related to the termination of certain RollStream employees. In addition to former Inovis and RollStream employees, approximately 21 other employees were involuntarily terminated and included in restructuring charges for the year ended December 31, 2011.
During the year ended December 31, 2012, the Company incurred approximately $1,542 in restructuring charges, which included charges associated with the further consolidation of office space and the involuntary termination of 24 employees.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

During the year ended December 31, 2013, the Company incurred approximately $1,999 in restructuring charges, which included charges associated with the further consolidation of office space and the involuntary termination of 32 employees.
The restructuring accrual amounts recorded are net of amounts the Company expects to receive from subleasing vacated space, primarily at its previous corporate headquarters through April 2014, when the underlying lease obligation ends. The facility charge was determined by discounting the net future cash obligation of the existing lease less anticipated rental receipts to be received from existing and potential subleases. As of December 31, 2013, approximately $1,151 of the facilities restructuring obligations are associated with the Company’s previous global headquarters. The Company relocated to its current global headquarters facility in March 2010.
The following is a summary of the Company’s restructuring activities and related obligations for the years ended December 31, 2013, 2012 and 2011, respectively:

	Severance	Facilities	Total
Balance as of December 31, 2010	$1,437	$8,961	$10,398
Restructuring obligations assumed in the RollStream acquisition	164	––	164
Restructuring charges	1,476	993	2,469
Payments and other adjustments	(2,589)	(3,862)	(6,451)
Balance as of December 31, 2011	$488	$6,092	$6,580
Restructuring charges	1,068	474	1,542
Payments and other adjustments	(1,409)	(2,804)	(4,213)
Balance as of December 31, 2012	$147	$3,762	$3,909
Restructuring charges	887	1,112	1,999
Payments and other adjustments	(908)	(2,435)	(3,343)
Balance as of December 31, 2013	$126	$2,439	$2,565
The current portion of the above obligations totaled $1,782 and $3,142 at December 31, 2013 and 2012, respectively, and are included in “accrued expenses and other current liabilities” on the consolidated balance sheets (see Note 8). The long-term portion of the above obligations totaled $783 and $767 at December 31, 2013 and 2012, respectively, and are included in “other liabilities” on the consolidated balance sheets (see Note 9).

(15)	Pension and Other Retirement Benefits

(a)	Defined Benefit Retirement Plans
While the Company does not sponsor a defined benefit retirement plan within the U.S., it does sponsor certain defined benefit retirement plans in several non-U.S. jurisdictions which cover a substantial portion of the Company’s employees in various countries around the world, the most significant of which are in Germany and the Philippines.
The Company’s German and Philippine subsidiaries, GXS GmbH and GXS Philippines, Inc., respectively, maintain noncontributory defined benefit retirement plans covering certain of its employees. The cost of providing benefits to eligible participants under the defined benefit retirement plans is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. The German subsidiary’s plan has been closed to new participants since 2006.
Estimating retirement plan assets, liabilities and costs requires the use of significant judgment, including extensive use of actuarial assumptions. These include the long-term rate of return on plan assets, the interest rate used to discount projected benefit payments, and future salary increases. Given the long-term nature of the assumptions being made, actual outcomes typically differ from these estimates.
Annual benefit cost consists of three primary elements: the cost of benefits earned by employees for services rendered during the year, an interest charge on plan liabilities and an assumed return on the Philippine subsidiary’s plan assets for the year (there are no plan assets under the German subsidiary’s plan). The annual cost also includes gains and losses resulting from changes in actuarial assumptions, as well as gains and losses resulting from changes made to plan benefit terms.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The Company recognizes a liability on its consolidated balance sheets equal to the unfunded status of each of its defined benefit retirement plans. The liability (or “funded status”) is the difference between the fair value of the plan’s assets (if any) and the benefit obligation. Changes in plan assets and liabilities due to differences between actuarial assumptions and the actual results of the plan are recorded directly to “accumulated other comprehensive loss” in stockholders’ deficit on the consolidated balance sheet and are presented in the consolidated statements of comprehensive income (loss) rather than charged to the consolidated statements of operations. These differences are then amortized over future years as a component of annual benefit cost. The Company amortizes actuarial differences on a straight-line basis over the average remaining service period of eligible employees. It recognizes the difference between the actual and expected return on plan assets over five years. The deferral of these differences reduces the volatility of the Company’s annual benefit cost that can result either from year-to-year changes in the assumptions or from actual results that are not necessarily representative of the long-term financial position of these plans.
Reconciliation of Funded Status and Accumulated Benefit Obligation
Expenses for the defined benefit retirement plans are developed from actuarial valuations prepared by independent third parties. The following summarizes the projected benefit obligations, plan assets and funded status of the defined benefit retirement plans as of December 31, 2013 and 2012, respectively, and for the years then ended:

	2013			2012
	Germany	Philippines	Combined	Germany	Philippines	Combined
Change in benefit obligation:
Benefit obligation – beginning of period (BoP)	$(22,822)	$(3,641)	$(26,463)	$(16,649)	$(1,965)	$(18,614)
Service cost	(325)	(1,036)	(1,361)	(184)	(573)	(757)
Interest cost	(782)	(199)	(981)	(931)	(142)	(1,073)
Pension payments	900	47	947	838	14	852
Actuarial gain (loss)	52	(851)	(799)	(5,473)	(799)	(6,272)
Foreign currency exchange effects	(893)	358	(535)	(423)	(176)	(599)
Benefit obligation – end of period (EoP)	(23,870)	(5,322)	(29,192)	(22,822)	(3,641)	(26,463)
Change in plan assets:
Fair value of assets – BoP	—	36	36	—	35	35
Actual return on plan assets	—	1	1	—	1	1
Fair value of plan assets – EoP	—	37	37	—	36	36
Funded status – EoP	$(23,870)	$(5,285)	$(29,155)	$(22,822)	$(3,605)	$(26,427)
Amounts recognized on the consolidated balance sheets as of December 31, 2013 and 2012, consisted of the following:

	2013			2012
	Germany	Philippines	Combined	Germany	Philippines	Combined
Current assets	$—	$37	$37	$—	$36	$36
Current liabilities	(952)	(10)	(962)	(898)	—	(898)
Noncurrent liabilities	(22,918)	(5,312)	(28,230)	(21,924)	(3,641)	(25,565)
Net liability recognized	$(23,870)	$(5,285)	$(29,155)	$(22,822)	$(3,605)	$(26,427)
The combined net periodic benefit cost for these defined benefit retirement plans was $2,559, $1,863 and $1,525 for the years ended December 31, 2013, 2012 and 2011, respectively.
Retirement Plan Assumptions
The Company calculates the plan assets and liabilities for a given year and the net periodic benefit cost for the subsequent year using assumptions determined as of December 31 of the applicable year.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following tables summarize the weighted-average assumptions used to determine benefit obligations and net periodic benefit costs for the years ended December 31, 2013 and 2012, respectively:

	2013		2012
	Germany	Philippines	Germany	Philippines
Benefit obligations:
Discount rate	3.50%	4.70%	3.50%	5.60%
Salary increase rate	2.00%	7.00%	2.00%	7.00%
Normal retirement age	65-67	60	65-67	60
Net periodic benefit costs:
Discount rate	3.50%	5.60%	5.80%	7.00%
Rate of return on plan assets	—	7.25%	—	7.25%
Salary increase rate	2.00%	7.00%	2.00%	7.00%
Normal retirement age	65-67	60	65-67	60
Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds in Germany and long-term Philippine Treasury Bonds in the Philippines. The Company considers current market conditions, including changes in interest rates, in making assumptions. In establishing the expected return on assets assumption, it reviews the asset allocations considering plan maturity and develops return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Pension plan assets in the Philippines are managed by the Bank of the Philippine Islands in accordance with general instructions from the local subsidiary’s management. The salary increase rate is comprised of general inflationary increases plus a further increase for individual productivity, merit and promotion.
The benefits expected to be paid from the defined benefit retirement plans in each of the next five years ending December 31 and in aggregate the five years thereafter are as follows:

	Retirement Benefits Expected to be Paid
Year(s)	Germany	Philippines	Combined
2014	$952	$10	$962
2015	979	22	1,001
2016	1,052	36	1,088
2017	1,162	44	1,206
2018	1,266	82	1,348
2019 - 2023	7,049	1,035	8,084
Total	$12,460	$1,229	$13,689

(b)	Defined Contribution Retirement Plans
The Company maintains a defined contribution retirement plan (the GXS Investment and Savings Plan or GXS 401(k) Plan), qualified under the provisions of Section 401(k) of the Internal Revenue Code, for certain of its U.S. domestic employees. The Company matches 100% of employee contributions up to 2% of salary. The Company recognized compensation expense for the GXS 401(k) Plan of $1,946, $1,938 and $1,756 for the years ended December 31, 2013, 2012 and 2011, respectively.
The Company also maintains other defined contribution retirement plans in several non-U.S. jurisdictions, the most material of which is in the U.K. The Company recognized compensation expense for this plan of $710, $660 and $781 for the years ended December 31, 2013, 2012 and 2011, respectively.
The remainder of other defined contribution retirement plans maintained in non-U.S. jurisdictions is not material to the Company’s consolidated financial position or results of operations.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(16)	Equity and Share-Based Plans

(a)	Common Stock and Series A Preferred Stock
The Company was incorporated in December 2009 under its previous name of Griris Holding Company, Inc. The name was changed to GXS Group, Inc. in June 2010 in connection with the Inovis Merger. The Company has two classes of stock, common and Series A preferred. On January 16, 2014, all of the outstanding shares of the Company’s common stock and Series A preferred stock were cancelled in connection with the Merger Agreement which is described in Note 1.
The Company’s Series A preferred stock has the following rights, preferences, and privileges, among others:
Dividends
The holders of Series A preferred stock are entitled to cumulative preferred dividends in an amount equal to the greater of (i) the product of the “accreted value” multiplied by the 5.0% dividend rate, or (ii) the amount of any cash dividends declared during such period on the number of common stock into which such Series A preferred stock are then convertible. “Accreted value” is defined as the “face amount” of the Series A preferred stock (“face amount” is defined as $100 for each share of Series A preferred stock) plus any sums added to the face amount for all accrued and unpaid dividends. Absent the written consent of the holders of more than 50% of the outstanding Series A preferred stock, no cash dividends will be paid with respect to any outstanding Series A preferred stock. Instead any accrued and unpaid dividends shall be added to the accreted value of such outstanding Series A preferred stock. No dividends were declared through December 31, 2013.
Conversion
Each share of Series A preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, after the date of issuance of such Series A preferred stock, into such number of common stock equal to the “accreted value” of such Series A preferred stock divided by the then-effective conversion price (the Conversion Price). The initial Conversion Price was $2.51 per share and is subject to adjustment from time to time. The Conversion Price was $2.51 per share at December 31, 2013, 2012 and 2011.
Additionally, each share of Series A preferred stock is subject to automatic conversion into shares of common stock based on the accreted value of such shares divided by the then effective Conversion Price in connection with the closing of a qualified public offering as defined, subject to the receipt by the Company of written consent of the holders of the majority of the outstanding Series A preferred stock. A qualified public offering is defined as an underwritten public offering of common stock pursuant to an effective Securities Act registration statement with net aggregate proceeds of at least $75,000. Such common stock must then be listed on a U.S. national securities exchange or automated securities quotation system.
Liquidation Preference
In the event of a defined liquidation event, the holders of Series A preferred stock are entitled to be paid an amount equal to the greater of the “accreted value” or the amount such holder of the Series A preferred stock would receive if such Series A preferred stock had been converted to common stock before distribution to any other junior class of stock of the Company, including the common stock. For purposes of this preference calculation, a liquidation event is defined as: (i) a liquidation, dissolution or winding-up of the Company; (ii) a merger or consolidation of the Company into or with another entity in which the stockholders of the Company prior to the consummation of such transaction would own less than 50% of the voting securities or less than 50% of the voting power of the surviving entity immediately following the consummation of such a transaction; or (iii) the sale, transfer or lease of all or substantially all of the assets of the Company.
Voting
Each holder of Series A preferred stock is entitled to the number of votes equal to the number of shares of common stock into which these shares could be converted as of the applicable record date. Holders of Series A preferred stock are entitled to vote on all matter on which common stock shall be entitled to vote.
The Company classified the Series A preferred stock within stockholders’ deficit in the consolidated balance sheets at December 31, 2013 and 2012 since the shares are not redeemable, and the holders of the Series A preferred stock could not effect a deemed liquidation of the Company outside of the Company’s control.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(b)	Stock Appreciation Rights
A former Company director has a stock appreciation rights agreement (the SAR) with the Company. The SAR was granted in November 2010 in recognition of the director’s past services as the Company’s chief executive officer, and replaced a prior stock appreciation rights agreement that was cancelled in connection with the Inovis Merger. The SAR grants the director 3.58 SAR units, with each SAR Unit representing 1.00% of the total number of Company common stock shares outstanding as of the SAR effective date. Each SAR Unit has an exercise price of $2,550, exercisable only upon certain liquidity events as defined in the SAR. The SAR provides that the number of SAR Units exercisable will vary subject to the value of the underlying liquidity event. Compensation expense would be recognized if such a liquidity event were to occur, but as of December 31, 2013 no such liquidity event had occurred. The SAR expires on November 30, 2020.

(c)	GXS Holdings, Inc. Stock Incentive Plan
GXS Holdings sponsors a stock option plan (the GXS Holdings, Inc. Stock Incentive Plan or Holdings Plan) that provided for the grant of stock options and certain other types of stock-based compensation awards to employees, directors and consultants of the Company. The Holdings Plan provided for the grant of awards to acquire up to 18,836,364 shares of GXS Holdings common stock. The Company did not grant any options from the Holdings Plan during the year ended December 31, 2013.
Options granted under the Holdings Plan prior to September 1, 2004 vest in various amounts over periods of up to eight years. The options granted on or after September 1, 2004 vest 25% on the first anniversary of the grant date. Thereafter, these options vest at a rate of 1/36 per month over the three-year period following the first anniversary of the grant date. The options are generally not exercisable until an initial public offering or seven years from the date of grant. Upon exercise of the options, GXS Holdings has the right to repurchase the common stock for the lower of fair market value or the exercise price following termination of employment for cause or for fair market value following termination for other than cause. This repurchase right terminates upon the earlier of an initial public offering, which raises proceeds of at least $75,000, or twelve months from the date of termination of employment. Fair market value is determined by the closing price of the stock on the last date before determination, if publicly traded. Otherwise, fair market value is determined by a committee of the board of directors. All options under the Holdings Plan have been granted with an exercise price of $0.50 per share.
Effective with the Inovis Merger, shares reserved and granted under the Holdings Plan were subject to a conversion into shares and grants in GXS Group at a conversion rate of approximately 18 to 1 applied to the number and pricing of Holdings Plan options, and remain outstanding with their existing vesting schedules, expiration dates and subject to other terms of the Holdings Plan, which GXS Group assumed upon the Inovis Merger. By using this conversion factor, the Company converted 11,466,379 shares of the Holdings Plan options into 642,372 shares of GXS Group options and increased the exercise price from $0.50 per share to $8.93 per share. The conversion also reduced the total authorized number of Holdings Plan options that could be awarded from 18,836,364 to 1,055,255. However, no additional options will be granted from this plan; therefore the maximum number of plan options in the pool, will be the same as the number outstanding at the end of a measurement period.
The following is a summary of the Holdings Plan common stock options granted, exercised, forfeited, converted and outstanding for the years ended December 31, 2013, 2012 and 2011:

Holdings Plan	2013	2012	2011
Outstanding at the beginning of the year	397,515	510,378	622,638
Granted	—	—	—
Exercised	—	—	—
Forfeited	(15,378)	(112,863)	(112,260)
Outstanding at the end of the year	382,137	397,515	510,378
As of December 31, 2013, approximately 381,137 of the Holdings Plan options were vested.
There were no Holdings Plan options granted in 2013, 2012 or 2011. As of December 31, 2013, the unrecognized stock compensation expense related to unvested Holdings Plan options was less than $1 which will be recognized over a weighted-average period of three months.

(d)	2010 GXS Group, Inc. Long-Term Incentive Plan
In connection with the Inovis Merger, the Company established the 2010 GXS Group, Inc. Long-Term Incentive Plan (Group LTIP) in July 2010 that provides for the grant of stock options and certain other types of stock-based compensation

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

awards to employees, directors and consultants of the Company. The Group LTIP , as last amended in May 2013, provides for the grant of up to 23,700,000 shares of GXS Group common stock with maximum limits to any one individual of 2,500,000 share options in a calendar year and 1,500,000 share awards (or $6,300) per calendar year measured as of the date of grant. Subsequent to July 2010, all of the Company’s stock option awards were granted through the Group LTIP. The Company granted 7,504,625 options from the Group LTIP during the year ended December 31, 2013.
The Group LTIP options vest 25% on the first anniversary of the grant date. Thereafter, these options vest at a rate of 1/36 per month over the three-year period following the first anniversary of the grant date. The Group LTIP options are generally not exercisable until an initial public offering or seven years from the date of grant. Upon exercise of the options, GXS Group has the right to repurchase the common stock for the lower of fair market value or the exercise price following termination of employment for cause or for fair market value following termination for other than cause. This repurchase right terminates upon the earlier of an initial public offering, which raises proceeds of at least $100,000, or twelve months from the date of termination of employment. Fair market value is determined by the closing price of the stock on the last date before determination, if publicly traded. Otherwise, fair market value is determined by a committee of the board of directors. All options under the Group LTIP since its inception have been granted with an exercise price of $1.26 per share. In June 2012, the Company’s stockholders approved an amendment to the Group LTIP to lower the option exercise price from $1.26 per share to $0.81 per share on 8,944,416 shares previously granted at that time. All options subsequent to this amendment through the first quarter of 2013 were granted with an exercise price of $0.81 per share and all options awarded since the second quarter of 2013 were granted with an exercise price of $0.82 per share.
The following is a summary of the Group LTIP common stock options granted, exercised, forfeited and outstanding for the years ended December 31, 2013, 2012 and 2011:

Group LTIP	2013	2012	2011
Outstanding at the beginning of the year	15,768,161	9,565,944	6,047,915
Granted	7,504,625	7,410,275	4,425,000
Exercised	—	—	—
Forfeited	(1,573,382)	(1,208,058)	(906,971)
Outstanding at the end of the year	21,699,404	15,768,161	9,565,944
As of December 31, 2013, approximately 8,270,374 of the Group LTIP options were vested.
The estimated fair value of Group LTIP options granted in 2013, 2012 and 2011 was $4,323, $1,275 and $1,798, respectively. The amounts reflected above are the aggregate grant date fair values for the grants issued during the years ended December 31, 2013, 2012 and 2011, respectively, under this plan, computed using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718 – Accounting for Stock Options and Other Stock-Based Compensation.
The following table sets forth the weighted-average assumptions used to estimate the fair value of the Group LTIP options granted for the years ended December 31, 2013, 2012 and 2011:

Group LTIP Weighted-Average Assumptions	2013	2012	2011
Expected volatility	82.9%	89.0%	85.0%
Risk free interest rate	0.25%	0.25%	0.53%
Expected option life term	6.25 years	6.25 years	4.0 years
Dividend yield	none	none	none
Fair value per share	$0.576	$0.140	$0.240
As of December 31, 2013, the unrecognized stock compensation expense related to unvested Group LTIP options was $5,054 which will be recognized over a weighted-average period of 1.8 years.
Stock compensation expense for the years ended December 31, 2013, 2012 and 2011, was $1,440, $907 and $733, respectively, and is recorded within operating expenses in the consolidated statements of operations for each of the respective years.
In connection with the Merger Agreement, all of the Company’s stock option plans were cancelled as of January 16, 2014. The Merger Agreement also triggered the SAR since it qualified as a liquidity event.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(17)	Contingencies
The Company is subject to various legal proceedings and claims in the U.S. and other foreign jurisdictions, which arise in the ordinary course of its business, none of which management believes are likely to have a material adverse effect on the Company’s consolidated financial position or results of operations.
A bank guarantee totaling $3,325 was made in May 2012 for a disputed tax matter in Brazil by the Company’s subsidiary, GXS Tecnologia da Informação (Brasil) Ltda. (GXS Brazil), in connection with GXS Brazil’s judicial appeal of a tax claim by the municipality of São Paulo, Brazil in the approximate amount of $2,500 as of December 31, 2013. The bank guarantee is collateralized by a deposit of cash with the issuing bank. In April 2013, GXS Brazil made an additional deposit of $353 to the bank guarantee. The Company may replace the bank guarantee with a letter of credit, likely under the Revolver, upon negotiation of commercially acceptable terms and conditions, if any, which would result in a return of the cash deposit. The Company can terminate the bank guarantee or replace the cash with a letter of credit at its option at any time and, therefore, have unrestricted access to the cash. However, terminating the bank guarantee without replacing it with a letter of credit would be expected to have detrimental legal and tax consequences that could prevent it from conducting business as usual in Brazil. The Company believes that the position of the São Paulo tax authorities is not consistent with the relevant facts. However, there can be no assurance that the Company will ultimately prevail and it is possible that the bank guarantee and supporting cash collateral, or the substituted letter of credit, could remain in place for several years while GXS Brazil pursues the appeal of the tax claim in the courts. While based on information available on the case and other similar matters provided by local counsel, the Company believes the facts support its position that an unfavorable outcome is not probable and no tax is owed, the ultimate outcome of this matter could result in a loss of up to the claim amount discussed above plus any future interest or penalties that may accrue.
In the third quarter of 2013, one of GXS Brazil’s large customers had notified GXS Brazil that it was now disputing certain invoices previously rendered by GXS Brazil, almost all of which were previously accepted and paid by the customer. The invoices covered the period from June 1, 2010 through August 5, 2013 and totaled approximately $2,100. The Company vigorously disagreed with the customer’s assessment as being fundamentally flawed. In January 2014, a further assessment for a much lower amount of approximately $235 was agreed to with the customer in settlement of the dispute. This settlement payment did not have a material impact on the Company’s consolidated financial position or results of operations.
The Company charges certain costs to its subsidiaries, including GXS Brazil, primarily based on historical transfer pricing studies that intend to reflect the costs incurred by subsidiaries in relation to services provided by the parent company to the subject subsidiary. The Company also records taxes on such amounts billed that are considered to be due based on the intercompany charges. During 2013, the Company re-evaluated its intercompany charges to GXS Brazil and related taxes and, considering the recent trends in Brazil related to similar matters, the Company concluded that it is probable that certain indirect taxes would be assessable and payable based upon the accrual of such intercompany charges and has accrued approximately $9,900 for the probable amount of a settlement related to the indirect taxes, interest and penalties.
The Company’s Indian subsidiary, GXS India Technology Centre Private Limited (GXS India), is subject to potential assessments by Indian tax authorities in the district of Bangalore. Both U.S. and Indian transfer pricing regulations require that any international transaction involving associated enterprises be at arm’s-length prices. Accordingly, the Company determines the pricing for such transactions on the basis of detailed functional and economic analysis involving benchmarking against similar transactions among entities that are not under common control. If the applicable tax authorities determine that the transfer price applied was not appropriate, the Company may incur an increased tax liability, including accrued interest and penalties. GXS India has received assessment orders from the Indian tax authorities alleging that the transfer price applied to intercompany transactions was not appropriate. Based on advice from its tax advisors, the Company believes that the facts the Indian tax authorities are using to support their assessment are incorrect. The Company has filed appeals and anticipates an eventual settlement with the Indian tax authorities. The Company has accrued $1,436 to cover its anticipated financial exposure in this matter. There can be no assurance that appeals will be successful or that these appeals will be finally resolved in the near future. There is a possibility that the Company may receive similar orders for other years until the above disputes are resolved.
As of December 31, 2013, the State of Michigan is conducting an audit of certain tax returns for seller’s use tax, and single business tax, filed by Inovis for various tax filing periods from 2004 through 2009. Although audit determinations have been received from the State of Michigan for a total alleged liability of approximately $800, including penalties and interest, the Company is contesting such determinations and has commenced legal proceedings as provided for in the Michigan state statutes. As a required step in the State of Michigan’s Court of Claims filing process, the Company made a $698 deposit under protest with the State of Michigan in November 2013. At this time, the Company has concluded that a loss is not probable and therefore has not accrued for any potential exposure in these matters.

GXS GROUP, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The Company is also subject to income and other taxes in the U.S. and other foreign jurisdictions and is regularly under audit by tax authorities.  Although the Company believes its tax estimates are reasonable, the final determination of any tax audits and related litigation or other proceedings could be materially different than that which is reflected in the Company’s tax provisions and accruals.  In certain foreign jurisdictions, the Company may be required to place on deposit or provide a bank guarantee for amounts claimed by tax authorities while it challenges such amounts.  Should additional taxes be assessed as a result of an audit or following an unsuccessful challenge by the Company through litigation, it could have a material effect on the Company’s financial position and results of operations in the period or periods for which that determination is made.

(18)	Related Party Transactions
In 2002, the Company entered into a monitoring agreement (the Monitoring Agreement) with Francisco Partners, its controlling principal stockholder, for certain advisory and support services.
In conjunction with the Inovis Merger on June 2, 2010, the Company terminated the Monitoring Agreement and entered into a new management agreement pursuant to which the Company agreed to pay in the aggregate an annual fee of $4,000 to Francisco Partners and certain former stockholders of Inovis, namely Golden Gate Capital (Golden Gate) and Cerberus Partners (Cerberus), in exchange for financial advisory and consulting services (the Management Agreement). The Management Agreement has a term of ten years and the annual fee is allocated to Francisco Partners, Golden Gate and Cerberus in the annual amounts of $2,868, $566, and $566, respectively. The Management Agreement provides for a re-calculation of the annual fee allocation upon changes in the stock ownership percentages of Francisco Partners, Golden Gate and Cerberus, if any. Changes in stock ownership percentages have been nominal to date and the allocation methodology has not been changed.
The expenses related to the 2013, 2012 and 2011 management fees under the Management Agreement were $3,760, $4,000 and $4,000 in aggregate for the years ended December 31, 2013, 2012 and 2011, respectively. The Company made aggregate management fee payments of $6,415, $1,858 and $3,717 during the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, 2012, and 2011, the Company owed aggregate amounts of $902, $3,557 and $1,415, respectively, for unpaid management fees earned under the Management Agreement through those dates. These unpaid fees are included in “accrued expenses and other current liabilities” in the consolidated balance sheets as of the respective dates. In connection with the Merger Agreement, the Management Agreement was terminated and all outstanding management fees were paid.
In November 2011, the Company entered into an agreement with one of its directors to provide consulting services for operational and technology reviews and assessments, as requested by the Company. The agreement commenced on November 15, 2011 and ended on February 28, 2012. During the years ended December 31, 2012 and 2011, the Company recorded $54 and $67, respectively, for services provided and expenses incurred under this agreement.

(19)	Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through to April 2, 2014, the date at which the consolidated financial statements were available to be issued, and determined that, other than the acquisition of the Company by OpenText which is disclosed, there are no additional subsequent events requiring disclosure.